EXHIBIT 99.1

                                                       Conformed Copy

                         ASSET PURCHASE AGREEMENT

                       DATED AS OF JANUARY 31, 1998

                               BY AND AMONG

                              PRT GROUP INC.
                                ("BUYER")

                                   AND

                   ADVANCED COMPUTING TECHNIQUES, INC.
                               ("SELLER"),

                             DANIEL R. WALSH,

                            CAROL A. ANDERSON

                                   AND

                              TIMOTHY R. CYR
                       (THE "SELLER SHAREHOLDERS")



                         ASSET PURCHASE AGREEMENT

             This ASSET PURCHASE AGREEMENT ("Agreement"), dated as of January 31, 1998, is made by and among PRT Group Inc., a Delaware corporation ("Buyer"), Daniel R. Walsh, Carol A. Anderson and Timothy R. Cyr (the "Seller Shareholders") and Advanced Computing Techniques, Inc., a Connecticut corporation ("Seller").

            WHEREAS, Buyer desires to purchase certain assets of Seller, and Seller desires to sell such assets to Buyer, on the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                ARTICLE I

                       PURCHASE AND SALE OF ASSETS

             Section 1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement

             (a) Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the accounts receivable, inventory, intellectual property and other assets, as set forth in Section 1.1(b)(i) hereof, of Seller for an aggregate unadjusted purchase price of $12,800,000, as set forth in Section 1.1(b)(ii) hereof, subject to adjustment as provided herein (the "Purchase Price"); and

             (b) at the Pre-Closing referred to in Section 1.2 hereof:

                        (i) Seller shall sell, assign, transfer and deliver to Buyer the assets, business, accounts receivable, intellectual property, contracts and rights of Seller of every kind and nature, tangible and intangible, wherever located and whether or not on the books of Seller, as set forth on the instrument of transfer (the "Instrument of Transfer") in the form attached hereto as Exhibit A and made a part hereof, all as shall exist as of the Closing Date referred to in Section 1.2 hereof (collectively, the "Assets", and the information technology staff augmentation, projects and solutions businesses carried on using the Assets are collectively referred to herein as the "Business"); provided, that the Assets shall not include any assets specifically described on
      Schedule 1.1 hereto as excluded assets (the "Excluded Assets"); and

                        (ii)   Buyer shall accept and purchase the
      Assets and the Business from Seller and in payment therefor
      Buyer shall

                        (A) assume the liabilities and
            obligations of Seller specified in Section 7.1 hereof;
            and

                        (B) deliver to Seller an amount equal to
            $11,800,000 ("Unadjusted Closing Payment"), as adjusted pursuant to Section 1.4 hereof, to be paid in cash by wire transfer to a bank account designated by Seller upon three days' prior written notice to Buyer or by certified or official bank check in federal or other immediately available funds at the Pre-Closing; and

                        (C) deliver to the escrow agent (the "Escrow
            Agent") named in the escrow agreement (the "Escrow Agreement") attached hereto as Exhibit B hereto an amount equal to $1,000,000 (the "Escrow Amount") to be paid in cash by wire transfer to a bank account designated by the Escrow Agent upon three days' prior written notice to Buyer and which shall be disbursed as set forth in the Escrow Agreement.

             (c) The Purchase Price (including the liabilities expressly assumed by Buyer under this Agreement) shall be allocated in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), as mutually agreed to by Buyer and Seller and set forth on Exhibit J hereto promptly after the Tangible Net Worth (as defined herein) of the Business as of the Closing Date (as herein defined) is finally established. Any post-Closing adjustment in the Purchase Price shall be reflected in the final allocation of the Purchase Price in a manner consistent with Section 1060 of the Code. Each of the parties agree to cooperate in filing all tax forms necessary with regard to the allocation of the Purchase Price and not to take any position on such forms inconsistent with this Section 1.1(c).

             Section 1.2 Pre-Closing; Closing. The pre-closing of the purchase and sale of the Assets and the Business pursuant to this Agreement (the "Pre-Closing") shall take place at the Windsor, Connecticut offices of Buyer at 9:00 a.m. on (a) January 28, 1998, or (b) such other date, time and place which is agreed to by Buyer and Seller. The date on which the closing of the purchase and sale of the Assets and the Business pursuant to this Agreement (the "Closing") shall be deemed to occur shall be January 31, 1998; the date on which the Closing shall be deemed to occur is herein referred to as the "Closing Date" and the Closing shall be deemed to be effective as of the close of business on the Closing Date.

             Section 1.3  Deliveries at the Pre-Closing. At the
Pre-Closing:

            (a) Seller or the Seller Shareholders, as the case may be, shall deliver to Buyer:

                        (i) the Instrument of Transfer, a form of which
            is attached hereto as Exhibit A;

                        (ii) any other documents (to the extent that the
            same can be delivered at the Pre-Closing) that are necessary to transfer to Buyer good title to all the Assets, including, without limiting the foregoing, assignments of leases (together with landlord's consents, if required by the respective lease, and estoppels, if Seller is entitled to obtain an estoppel from the landlord under the terms of the applicable lease, each in a form as is required under such lease) constituting a part of the Assets, an affidavit affirming that Seller is not a "foreign person" in accordance with Section 1445 of the Code and the Treasury regulations promulgated thereunder (the "Regulations"), and a cross-receipt; and

                        (iii) a certificate substantially in
            the form annexed as Exhibit C hereto, dated as of the Closing Date and executed by an appropriate officer of Seller;

                        (iv) an opinion of Seller's legal
            counsel, dated the Closing Date, substantially in the form annexed as Exhibit D hereto;

                        (v) the respective employment agreements, forms
            of which are attached hereto as Exhibits E, F and G
            (collectively, the "Employment Agreements") of each of the Seller Shareholders, duly executed by the Seller
            Shareholders; and

                        (vi) any other certificates, undertakings and
            other instruments and documents required to be delivered by Seller at the Pre-Closing or otherwise required in connection herewith.

      (b) Buyer shall deliver and pay, or cause to be delivered or paid, to Seller:

                  (i)  the Unadjusted Closing Payment;

                  (ii) the Undertaking, a form of which is attached
            hereto as Exhibit H, pursuant to which Buyer shall assume certain liabilities and obligations of Seller as set forth in
            Section 7.1 hereof; and

                  (iii) a certificate substantially in the form annexed
            as Exhibit C hereto, dated as of the Closing Date executed by an appropriate officer of Buyer;

                  (iv) an opinion of Buyer's legal counsel, dated the
            Closing Date, substantially in the form annexed as Exhibit I hereto;

                  (v)  the Employment Agreements of each of
            the Seller Shareholders, duly executed by an appropriate officer of Buyer; and

                  (vi) any other certificates, cross-receipts,
            undertakings and other instruments and documents required to be delivered by Buyer at the Closing or otherwise required in connection herewith.

            Section 1.4  Purchase Price Adjustment.

       (a) On or prior to March 1, 1998 Seller shall determine the Tangible Net Worth (as defined herein) of the Business as of the Closing Date. Buyer shall review Seller's determination of the Tangible Net Worth as of the Closing Date on or prior to March 15, 1998 and the parties shall make an adjustment to the Unadjusted Closing Payment as follows:

                  (i) if the actual amount of the Tangible Net Worth as of the Closing Date is greater than $1,050,000, the Unadjusted Closing Payment shall be increased by the amount of such difference; or

                   (ii) if the actual amount of the Tangible Net Worth as of the Closing Date is less than $1,050,000, the Unadjusted Closing Payment shall be decreased by the amount of such difference and, in either case, the Unadjusted Closing Payment as so adjusted shall be the "Final Closing Payment."

            (b) For the purposes hereof, the term "Tangible Net Worth" as used herein shall be equal to the difference between (i) the sum of Seller's cash and cash equivalents; accounts receivable; property, plant and equipment net of depreciation and amortization in accordance with generally accepted accounting principles ("GAAP"), consistently applied; and other assets exclusive of intangible assets, and (ii) the sum of Seller's trade accounts payable; deferred revenue (sales liability); accrued wages and payroll taxes; accrued sales taxes payable; bank revolver and term loans; long term leases; and other accrued expenses related to the Business (exclusive of shareholder loans payable; any fees due to The Mid-Atlantic Companies, Ltd., Andros, Floyd & Miller, P.C. or any other representative or agent employed by Seller in connection with the transactions contemplated hereby; and any contribution accrued by Seller for the benefit of the participant's in Seller's profit sharing plan).

             (c) The Tangible Net Worth as of January 31, 1998 shall be determined by Seller and reviewed by Buyer and/or Buyer's independent certified public accountants, in accordance with Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants and in the same manner as appears on the Seller Financial Statements previously supplied by Seller to Buyer. To the extent that there is any difference (positive or negative), in the aggregate, in the calculation of Tangible Net Worth as determined by each party, (x) if the amount of such difference is less than $25,000, the Tangible Net Worth shall be deemed to be the mean of the amounts calculated by the parties,
(y) if the amount of such difference is greater than $25,000, the parties shall attempt to resolve such difference and, failing to reach such a resolution, a certified public accountant with whom neither of the parties have had no business dealings in the last five years shall be jointly appointed by the parties within five (5) business days to resolve any such difference within thirty (30) days after appointment; any such resolution shall be final and binding on the parties hereto. The cost of retaining any such certified public accountant to resolve any such difference shall be borne one-half by the Seller and the Seller Shareholders, collectively, and one-half by Buyer. Any adjustment to the Unadjusted Closing Payment required under this Section 1.4 shall be paid within five (5) business days after the Tangible Net Worth of the Business as of the Closing Date is finally determined.

                                ARTICLE II

                                [RESERVED]

                               ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF SELLER
                       AND THE SELLER SHAREHOLDERS

       Seller and each of the Seller Shareholders represents and warrants (provided that any representation or warranty made by any Selling
Shareholder in his personal capacity shall only be made by, and be binding upon, such individual Selling Shareholder) to Buyer as follows:

       Section 3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business and its operations as now being conducted, except where any such failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect (taken in the aggregate) on the business, operations, Assets, liabilities, results of operations, cash flows, prospects or financial condition of the Business (a "Material Adverse Effect"); provided, that, to the extent that results of operations of the Business are reported at a loss, a Material Adverse Effect shall mean a material increase in such loss from the prior financial reporting period or date. Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. Seller has heretofore delivered to Buyer complete and correct copies of Seller's certificate of incorporation and by-laws, as currently in effect.

             Section 3.2 Authorization. Seller has the corporate power and corporate authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and shareholders of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. All of the shareholders of Seller are named on the signature page hereof and, except as set forth on Section 3.2 of the Disclosure Schedule being delivered herewith by Seller to Buyer (the "Disclosure Schedule"), there are no persons or entities having the right to acquire or dispose of the "beneficial ownership" (as such term is defined under the rules and regulations promulgated under the Securities Exchange Act of 1934) of, or control the vote of, any equity securities of Seller, whether by subscription, pre-emptive right, option, contractual agreement or arrangement, convertible instrument or security or otherwise. This Agreement has been duly executed and delivered by Seller and the Seller Shareholders and constitutes, and, when executed and delivered, each of the other agreements, documents and instruments to be executed and delivered by Seller and/or the Seller Shareholders, as the case may be, pursuant hereto will constitute, a valid and binding agreement of Seller and/or the Seller Shareholders, as the case may be, enforceable against Seller and/or the Seller Shareholders, as the case may be, in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

             Section 3.3 Consents and Approvals; No Violations. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach or violation of any provision of the certificate of incorporation or by-laws of Seller; (b) require any filing or registration with, or notice or declaration to, or the obtaining of any permit, license, authorization, consent or approval of, any federal or state governmental or regulatory authority; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration or give rise to any such right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness or guarantee to which Seller is a party or by which the Business, Seller or any of their assets are subject or by which either of them may be bound; (d) violate any order, injunction, decree, statute, rule or regulation applicable to the Business, Seller, or any of their respective assets or properties, (e) result in the creation or imposition of any liens, pledges, mortgages, charges, claims or other encumbrances ("Liens") upon any properties, assets or business of Seller or the Business, or (f) violate any existing third party Security Interest (as defined in Section 3.6 hereof) in any properties, assets or business of Seller or the Business, excluding from the foregoing clauses (b), (c),
(d), (e) and (f) such requirements, conflicts, defaults, rights, Liens or violations which would not individually or in the aggregate have a Material Adverse Effect and would not adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

             Section 3.4 Financial Statements. Seller previously has delivered to Buyer true and complete copies of the reviewed balance sheets of Seller as of December 31, 1995 and 1996 and the related reviewed statements of income for the years then ended, and a balance sheet of Seller as of December 31, 1997 and the related statement of income for the year ended on such date (collectively, the "Seller Financial Statements"). Except as set forth on Section 3.4 of the Disclosure Schedule, the Seller Financial Statements have been prepared from the books and records of Seller in conformity with GAAP, consistently applied, and fairly present the financial position and results of operations of Seller as of the date and for the period indicated. The statements of income included in the Seller Financial Statements do not contain any special or nonrecurring items except as expressly specified therein, and the balance sheets included in the Seller Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The books and accounts of Seller are complete and correct and fully and fairly reflect all of the transactions of Seller.

             Section 3.5 Absence of Material Adverse Effect. Except to the extent set forth in Section 3.5 of the Disclosure Schedule, since December 31, 1997 there has not been (i) any Material Adverse Effect with respect to Seller, the Business or the Assets, properties, prospects, financial position or results of operations or cash flows of the Business; (ii) any damage or destruction or property loss not covered by insurance constituting a Material Adverse Effect on the Assets or the operation of the Business; (iii) any increase in the compensation or bonus, incentive compensation, profit sharing, retirement, insurance, medical reimbursement or other employee benefit plan or arrangement payable or owed or to become payable or owed by Seller or the Business, other than increases made in the ordinary course of business consistent with past practice, compensation increases attendant to promotions and falling within the normal range for the new position and scheduled increases; (iv) any sale or other disposition of any capital asset of Seller or the Business having net book value in excess of $10,000, other than sales or dispositions of Excluded Assets; (v) any entry by Seller or the Business into any material contract, lease, license, obligation, indebtedness, commitment, purchase or sale, or transaction (including, without limitation, any borrowing or capital expenditure), other than those contemplated by or within the limits permitted by this Agreement;
(vi) any settlement, release or waiver of any material litigation, right or claim of Seller or the Business with respect to any contract, lease, license or permit; (vii) any material mortgage or pledge or imposition of a material lien or other material encumbrance on any of the Assets or the Business; or (viii) any material change by Seller in accounting principles or methods.

             Section 3.6  Title, Ownership and Related Matters.

                   (a) Except as set forth in Section 3.6 of the Disclosure Schedule, the Assets owned by or leased to Seller are in satisfactory condition and repair for their continued use as they have been used and adequate for the continued conduct of the Business as presently conducted. The assets, properties and rights included in the Assets comprise substantially all of the assets, properties, and rights of every type and description, real, personal and mixed, tangible and intangible, used by Seller in, and necessary to, the conduct and operation of the Business as presently conducted and operated. The sale of the Assets by Seller pursuant hereto will convey to Buyer the Business, including all tangible and intangible assets and properties thereof, free and clear of any security interest, pledge, lien, charge, option or restriction on transfer ("Security Interest") except as may otherwise be disclosed on Section 3.6 of the Disclosure Schedule.

                   (b) Seller owns no real property. Set forth in Section
3.6 of the Disclosure Schedule is a list of all leases of real property ("Real Property Leases") creating for the benefit of Seller leasehold interests ("Leasehold Interests") in the locations in which Seller operates the Business. Copies of the Real Property Leases have been previously provided to Buyer. Seller is not party to any options or other contracts to acquire any interest in real property.

                   (c) Seller represents, as of the date of this Agreement, that it has no knowledge of any default or breach of any terms, covenants or conditions of any Real Property Lease, or of any actions which would be reasonably likely to, with the passage of time or the giving of notice by the respective landlord, result in any default or breach which would give rise to a right in the landlord to terminate such Real Property Lease.

                   (d) Permits and Compliance. To Seller's knowledge, there are no pending or threatened or contemplated, condemnation proceedings or litigation which would be reasonably likely to affect Seller's interests in the Leasehold Interests or any part thereof. To Seller's knowledge, all necessary and material certificates of occupancy, site plans, signs and other permits, licenses and governmental approvals for the locations covered by the Leasehold Interests are in full force and effect and will be maintained until Closing. To Seller's knowledge, the real property subject to the Leasehold Interests, and the operations of the Business at the locations covered thereby, comply in all material respects with all applicable federal, state and local laws, regulations, rules, ordinances and orders, including, without limitation, those relating to zoning, building, site plan, boiler, safety, fire, health, signs, parking, or flood control, or protection of the environment, such as sewage treatment, water quality, asbestos-containing and presumed asbestos-containing rules, and air pollution.

                   (e) Physical Condition. To Seller's knowledge, there are no material defects in the structural walls, foundations, roofs, common area improvements, mechanical, electrical, plumbing, heating, ventilating or air conditioning systems of the real property subject to the Leasehold Interests, other than as a result of ordinary wear and tear. Except as is otherwise explicitly provided herein with respect to a casualty loss, all equipment in or on the real property subject to the Leasehold Interests is now in operating condition and materially in compliance with all applicable local, state, federal and insurance requirements. The real property subject to the Leasehold Interests is serviced by public utilities in a manner adequate to operate the Business conducted at such location and Seller has no responsibility for maintenance of off-site utility lines.

             Section 3.7  Intellectual Property.

             (a) Schedule 3.7(a) of the Disclosure Schedule contains a complete and correct list of all material Intellectual Property (as hereafter defined) owned by the Seller other than off-the-shelf software.
Schedule 3.7(b) of the Disclosure Schedule identifies each material agreement pertaining to the licensed use of such Intellectual Property in the Business and listing, in each case, whether Seller is the licensor or licensee thereunder, the subject matter of the license, and whether the rights granted are exclusive or non-exclusive (the "License Agreements").

             As used herein, "Intellectual Property" shall mean all U.S. and foreign patents and patent applications, registered and unregistered copyrights and copyright applications (including copyrights in proprietary computer software and databases), trademarks, service marks, trade dress, logos, tradenames and similar business identifiers, including, in each case, all registrations and applications therefor, and the goodwill of the business symbolized by any of the foregoing, confidential or proprietary technical and business information, know-how and trade secrets, formulae, processes, inventions (whether patentable or unpatentable) and other technical information.

             (b) Except as set forth in Section 3.7 of the Disclosure Schedule, Seller owns all material Intellectual Property or possesses adequate licenses or other valid right to the material Intellectual Property used in or necessary to conduct the Business as currently conducted, in each case without the payment of any royalties except under the agreements set forth on Schedule 3.7(b) of the Disclosure Schedule. Seller is the sole and exclusive owner of the Intellectual Property set forth on Section 3.7(a) of the Disclosure Schedule, free and clear of all Liens, except as set forth therein. All applications and registrations that exist for the Intellectual Property set forth on Schedule 3.7(a) of the Disclosure Schedule stand in the name of Seller. To the knowledge of the Seller, the Intellectual Property set forth on Schedule 3.7(a) of the Disclosure Schedule has not lapsed, expired or been abandoned and is valid and enforceable. To the knowledge of Seller, no application or registration therefor is the subject of any opposition or cancellation proceeding before any registration authority in any jurisdiction for which notice has been provided to Seller nor is any such proceeding threatened.

             (c) To the knowledge of Seller, the activities, products and services of Seller do not infringe upon, violate or conflict with the Intellectual Property rights of any other person or entity. There are no claims or suits pending for which notice has been provided or, to the knowledge of Seller, threatened (i) alleging that Seller's activities or products infringe upon or constitute the unauthorized use of a third party's Intellectual Property rights or (ii) challenging Seller's ownership of, right to use, or the validity or enforceability of any Intellectual Property owned or used by Seller. To the knowledge of Seller, there are no infringements by third parties of any Intellectual Property owned by Seller. Seller has not entered into any consent, indemnification, forbearance to sue, or settlement agreement with any third party relating to Intellectual Property.

            (d) The License Agreements constitute binding and enforceable obligations of Seller, and, to the knowledge of Seller, Seller is not in breach of or default under the License Agreements nor has an event or condition occurred (or is alleged by any other party to have occurred) which, with or without due notice or lapse of time or both, would constitute a breach or event of default on the part of Seller or would provide a basis for a valid claim, acceleration or termination by any other party under the License Agreements. To the knowledge of Seller, no other party is in breach of or default under the License Agreements nor has any event or condition occurred (or is alleged by any other party to have occurred) which, with or without due notice or lapse of time or both, would constitute a breach or event of default on the part of such other party under the License Agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any of Seller's rights pursuant to the License Agreements in the Intellectual Property used in or necessary to conduct the Business as currently conducted. Except as disclosed in Section 3.7(b) of the Disclosure Schedule, Seller is not a party to any technology license agreement or sales agency or distributorship agreement that limits in any material manner the ability of Seller to compete or to conduct any significant line of business or compete with any person or entity in any geographic area or during any period of time exceeding one year from the date hereof.

             (e) Computer Software. Except as set forth in Section 3.7(e) of the Disclosure Schedule, Seller has such title to or the right to use, by license or other agreement, all material computer software programs used by Seller as are necessary to permit Seller to conduct the Business as currently conducted, without any known conflict with the rights of others or any known use by others which conflicts, in any material respect, with the rights of Seller.

             Section 3.8 Litigation. Set forth in Section 3.8 of the Disclosure Schedule is a list of all material actions, suits, administrative, arbitration or other proceedings and governmental investigations and inquiries to the knowledge of Seller pending or threatened (collectively "Cases") against Seller or any of its properties, assets, Plans (as defined in Section 3.11 hereof) and business operations, as of the date hereof, whether at law or in equity or by or before any court, governmental or regulatory authority or by any third party. No such Cases are pending or, to the knowledge of Seller, threatened which, if adversely determined, would be likely to have a Material Adverse Effect on the Assets, the Business, or the properties, financial position, prospects or results of operations of Seller and Seller is not subject to any judgment, consent, award, order or decree having or which is likely to have such a Material Adverse Effect; nor is there outstanding any writ, order, award, decree or injunction applicable to Seller that (i) calls into question Seller's authority or right to enter into this Agreement and consummate the transactions contemplated hereby, or (ii) would otherwise prevent or delay the transactions contemplated by this Agreement.

             Section 3.9 Compliance with Applicable Law. Except as set forth in Section 3.9 of the Disclosure Schedule, Seller is, and conducts the Business, in compliance with all applicable laws, ordinances, codes, rules, regulations, standards, judgments, decrees, writs, rulings, injunctions, orders and other requirements, including, without limitation, all applicable building, zoning, environmental and other land use laws, of all governmental, administrative and judicial entities (collectively, "Legal Requirements") of any federal, state, local or foreign governmental authority applicable to Seller and its operations, except for violations, if any, which would not have a Material Adverse Effect on the Business. Except as set forth in Section 3.9 of the Disclosure Schedule, no notice of any claim, suit, action, or inquiry has been issued and served upon or delivered to Seller, and no investigation or review is pending with respect to any alleged violation by Seller of any Legal Requirements in connection with the Assets or operations of the Business.

             Section 3.10 Contracts and Arrangements. Set forth in
Section 3.10 of the Disclosure Schedule is a list of each (a) employment agreement, consulting agreement, independent contractor agreement, personal service or similar agreement; (b) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by Seller, or the guaranty by Seller of any obligation for the borrowing of money; (c) other contract or agreement, including without limitation, any purchase order, or any enforceable oral agreement, which individually, or together with related agreements with the same or related parties, involves the receipt or payment after the date hereof of more than $50,000 on an annual basis or over the remaining term thereof, (d) fixed price contract under which Seller is obligated to provide over $25,000 in services, or (e) contract related to year 2000 computer software or hardware compliance, analysis, renovation, testing or the like, to which Seller is a party or is otherwise bound. All such contracts and arrangements, together with the Real Property Leases and any other agreements to which Seller is a party and which are listed on
Section 3.10 of the Disclosure Schedule, are hereinafter referred to collectively as the "Assigned Agreements". Copies of all of the Assigned Agreements have been provided to Buyer. Except as set forth in Section
3.10 of the Disclosure Schedule, all such agreements are valid, binding and enforceable in accordance with their terms and neither Seller nor, to the knowledge of Seller, any other party thereto is in default under any of the aforesaid agreements. Except as set forth in Section 3.10 of the Disclosure Schedule, neither Seller nor the Seller Shareholders nor any director or officer of Seller, nor, to Seller's knowledge, any employee of Seller, is a party to any agreement, arrangement or understanding which prohibits or limits in any material way the Seller, any employee, director or officer of Seller, or the Business from competing in any business anywhere in the world.

             Section 3.11  Employee Benefit Plans; ERISA.

             (a) Section 3.11(a) of the Disclosure Schedule lists each "employee plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, bonus and fringe benefit plans, programs, agreements, policies, arrangements or understandings sponsored or maintained for the benefit of, or contributed to by Seller or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that, together with Seller would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Seller (the "Plans").

             (b) Each of the Plans is in material compliance with its terms. Each of the Plans that is subject to ERISA materially complies with ERISA and the applicable provisions of Code. Each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and Seller knows of no fact or set of circumstances that would adversely affect such qualification for events taking place prior to the Closing. Except as set forth in Section 3.11 of the Disclosure Schedule, no "reportable event", as such term is defined in Section 4043(c) of ERISA for which the thirty day notice requirement to the Pension Benefit Guaranty Corporation has not been waived, has occurred or will occur as a result of the Closing with respect to any Plan. There is no "accumulated funding deficiency" as such term is defined in Section 412 of the Code, whether or not waived with respect to any Plan. There are no pending or, to the knowledge of Seller, threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto. Seller and its ERISA affiliates do not contribute, are not required to contribute and have not been required, within the preceding six years, to contribute, to any "multiemployer plans" as such term is defined in Section 4001(a)(3) of ERISA. Seller has not received written notice of, and there are no, claims or defaults, nor, to Seller's knowledge, are there any facts or conditions which if continued, or on notice, will result in, a default under any of the Plans. Seller has not engaged in any prohibited transaction with respect to any Plan.

            (c) As to any Plan, except as set forth Section 3.11 of the Disclosure Schedule, all of the following are true: (i) all amounts due as contributions, insurance premiums and benefits to the date hereof have been fully funded and paid by Seller; (ii) all applicable requirements of law have been observed with respect to the operation thereof and all material reporting and disclosure requirements have been timely satisfied; and (iii) there are no claims pending, and Seller has received no written notice of claims by, and to Seller's knowledge there are no claims threatened by, any taxing authority for taxes or penalties, which have not been satisfied in full except those pending payment or satisfaction in the ordinary course of business. With respect to all of the Plans, Seller has made available to Buyer complete copies of each Plan, each Plan's summary plan description and all other material employee communications, the most recent valuation reports prepared by the enrolled actuary for each Plan, the most recent annual reports for each Plan as filed with the IRS, and the most recent reviewed financial statements of the Plan. No liability under Title IV or section 302 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). Insofar as the representation made in this section 3.11(c) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Seller or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

            (d) No amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

            (e) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event,
(i) entitle any current or former employee or officer of Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

             Section 3.12 Certain Fees. Except for The Mid-Atlantic Companies, Ltd., whose fees shall be the sole responsibility of Seller, none of Seller or any of its affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

             Section 3.13  Environmental Protection.

                   Except as set forth in Section 3.13 of the Disclosure Schedule,

            (a) Seller or its affiliates have obtained, with respect to the Business and the real property leased by Seller, all material permits, licenses, and other authorizations which are required under federal, state and local statutes, ordinances, and other laws relating to pollution or protection of the environment ("Environmental Permits"), including laws and regulations relating to emissions, discharges, releases, threatened releases, investigations or remediation of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or waste into the environment (including, without limitation, ambient air, surface water, ground water, land surface, sediments, building materials or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or wastes, or any regulation, rule, code, plan, judicial order, decree, judgment, injunction, or notice issued, entered, promulgated, or approved thereunder ("Environmental Laws"). All such Environmental Permits are now in full force and effect. Seller has timely filed for all necessary renewals of Environmental Permits, so as not to jeopardize the renewal thereof. A list of all material Environmental Permits is set forth in Section 3.13 of the Disclosure Schedule. Except as set forth in Section 3.13 of the Disclosure Schedule, Seller, with respect to the Business and the real property subject to the Leasehold Interests, is in substantial compliance with all terms and conditions of such Environmental Permits and is also in substantial compliance, with respect to the Business and the real property leased by Seller, with all other requirements of Environmental Laws.

             (b) To the knowledge of Seller, there is no pending civil, administrative or criminal investigation, litigation, material notice of violation, or administrative proceeding relating, with respect to the Business or the real property leased by Seller, in any way to Environmental Laws.

            (c) To the knowledge of Seller, with respect to the Business or the real property subject to the Leasehold Interests, there have not been and there are not any events, conditions, circumstances, activities, practices, incidents or actions on-site or off-site which may reasonably be expected to interfere with or prevent continued substantial compliance with Environmental Laws after the Closing Date, require investigation or remediation pursuant to any Environmental Law or otherwise form the basis of any claim, action or suit under Environmental Law based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, industrial, hazardous, or toxic material or waste, including, without limitation, any liability arising, or any claim, action, demand, suit, proceeding, hearing, study, or investigation which may be brought, under RCRA, Superfund, or similar state or local laws (an "Environmental Condition").

            (d) To the knowledge of Seller, there are no polychlorinated biphenyls or asbestos-containing materials present at any real property subject to the Leasehold Interests.

             Section 3.14 Absence of Undisclosed Liabilities. Other than as set forth in Section 3.14 of the Disclosure Schedules, there are no material liabilities or obligations of Seller, accrued, contingent or otherwise, other than (i) the Excluded Liabilities (as defined in Section
7.2 hereof), (ii) the liabilities or obligations reflected in the Seller Financial Statements and the notes thereto, and (iii) liabilities incurred in the ordinary course of business subsequent to the date thereof.

             Section 3.15 License, Permits, Etc. Set forth in Section
3.15 of the Disclosure Schedule is a list of all material licenses and permits relating to Seller's operation of the Business. Such licenses and permits are in full force and effect and constitute all material permits, licenses, approvals and other governmental authorizations which are necessary to the lawful operation of the Business as presently conducted. Seller has materially complied with the terms, conditions and requirements of all such licenses and permits and agrees to extend or renew expiring licenses and permits as required prior to the Closing. Seller is not in default under any material license or permit to which Seller is a party or by which it is bound relating to Seller's operation of the Business.

             Section 3.16 Labor Matters. No employee, union or other representative of employees has asserted any material claim or grievance against Seller under any agreement, statute, regulation or order of any governmental entity. Seller is not a party to any collective bargaining agreements. There are no representation elections, arbitration proceedings, labor strikes, stoppages or material grievances pending, or, to the knowledge of Seller, threatened, with respect to the employees of Seller.

             Section 3.17 Employees and Independent Contractors. Section
3.17 of the Disclosure Schedule sets forth a list of all employees and independent contractors of Seller, the date of hire of each and the present wage rate of each.

             Section 3.18 Related Party Transactions. Except as set forth in Section 3.18 of the Disclosure Schedule, no officer, director or stockholder of Seller or member of his or her immediate family (collectively, the "Related Parties") has any direct or indirect ownership interest in any firm or corporation with which the Business is affiliated or with which Seller has a business relationship, or any firm or corporation that competes with Seller, except that such Related Parties may own stock in publicly traded companies that may compete with Seller. No Related Party is directly or indirectly interested in any material contract or agreement with Seller other than employment contracts which have been disclosed or made available to Buyer.

            Section 3.19 Customers and Suppliers. Section 3.19(a) of the Disclosure Schedule sets forth a complete and correct list of (i) the names of the ten largest customers (by revenues generated) of the Business and the approximate amount of revenues generated by each such customer in the year ended December 31, 1997 and (ii) the names of suppliers to whom Seller paid more than $50,000 in the year ended December 31, 1997 and the approximate total purchases by the Business from each such supplier during such year. Except as and to the extent set forth on Section 3.19(b) of the Disclosure Schedule, there have been no material adverse changes in the relationships between Seller and its customers and suppliers since December 31, 1997. Seller has not been provided with any notice that any material supplier, manufacturer or customer intends to cease doing business with the Business or Seller. To the knowledge of Seller, there are no facts or circumstances that could reasonably be expected to have an adverse affect on Seller's relationships with its customers and suppliers.

            Section 3.20 Taxes. (a) Except as set forth as Section 3.20 of the Disclosure Schedule:

             (i) Giving effect to all extensions obtained, Seller has (x) duly and timely filed, within the time and in the manner prescribed by law, (or there has been filed on its behalf) with the appropriate governmental authorities all Tax Returns (as hereafter defined) required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (y) timely paid all Taxes(as hereafter defined), within the time and in the manner prescribed by law, shown thereon as due or for which notification of a claim has been received by Seller from any taxing authority;

             (ii) Seller has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of taxes pursuant to Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws) and have, within the time and manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be withheld and paid over under all applicable laws;

             (iii) There are no Liens for Taxes upon the assets or properties of Seller except for statutory Liens for current Taxes not yet due as are reserved for and properly reported on the Seller Financial Statements;

             (iv) Seller has not requested any extension of time within which to file any Tax Return that has not since been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of Seller;

             (v) No federal, state, local or foreign audits or other administrative proceedings or court proceedings ("Audits") exist or have been initiated with regard to any Taxes or Tax Returns of Seller, and Seller has not received any notice that such an Audit is pending or threatened with respect to any Taxes due from or with respect to Seller or any Tax Return filed by or with respect to Seller;

             (vi) Seller has not requested a ruling or received an adverse ruling from any taxing authority or signed a closing or similar agreement with any taxing authority which could have an adverse effect on Seller;

             (vii) The Tax Returns of Seller have not been examined by any governmental authority;

             (viii) All Tax deficiencies which have been claimed, proposed or asserted against Seller have been fully paid or finally settled, and no issue has been raised in any examination by any taxing authority which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined;

             (ix) [Reserved];

             (x) Seller is not a party to, is not bound by, and has no obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement. Seller is not aware of any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement;

             (xi) [Reserved];

             (xii) No amounts paid by Seller to any Plan would fail to be deductible under Section 404 of the Code;

             (xiii) [Reserved];

             (xiv) [Reserved];

             (xv) Seller is not and has never been a member of an affiliated group (or similar state or local filing group);

             (xvi) Seller is not and has never been a United States real property holding company as defined in Section 897(c)(2) of the Code;

             (xvii) Seller has not knowingly taken any position on any Tax Return that could give rise to an understatement of federal income tax liability within the meaning of Section 6662(d) of the Code or otherwise result in the imposition of a similar liability or the assessment of penalties or interest related to such Tax Return;

             (xviii) Seller has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

            (xix) [Reserved];

            (xx) Except as set forth in Section 3.20 of the Disclosure Schedule, no property of Seller is property that is required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Code prior to its amendment by the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code;

             (xxi) None of the Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; and

            (xxii) Seller is, and for all times since its incorporation has been, a properly organized and operating Subchapter S corporation for which an election with regard to such status has been properly in effect in accordance with the provisions of Section 1362 of the Code.

             (b) [Reserved]

             (c) Seller has previously delivered or made available to Buyer complete and accurate copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a governmental authority relating to the United States federal, state, local or foreign Taxes due from or with respect to Seller, (ii) the United States federal, and any state, local and foreign income Tax Returns filed by Seller and (iii) any closing agreements entered into by Seller with any taxing authority in each case existing on the date hereof.

             (d) For purposes of this Agreement, (i) "Taxes" (including, with correlative meaning, the term "Tax") shall mean all taxes, charges, fees, levies, penalties or other assessments of any kind whatsoever imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto and (ii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with a governmental taxing authority with respect to Taxes.

             Section 3.21 Receivables. All of the receivables reflected in the Seller Financial Statements are bona fide accounts receivable incurred in the ordinary course of the Business and to the knowledge of Seller none of such account receivables are subject to set-offs, counterclaims, or disputes existing or asserted with respect thereto or subject to any Lien.

             Section 3.22 Disclosure. No representation or warranty of Seller in this Agreement, and no statement by Seller in any other document delivered to Buyer or its representatives or agents or referred to herein (including the Disclosure Schedule), contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

             Section 3.23 Insurance. Section 3.23(a) of the Disclosure Schedule sets forth a complete and correct list as of the Closing Date of all primary, excess and umbrella policies, bonds and other forms of insurance, and renewals thereof, owned or held by or on behalf of Seller, copies of which have previously been made available to Buyer. All of such insurance policies are in full force and effect, all premiums currently payable or previously due have been paid, no notice of cancellation or termination has been received with respect to any such policy and no assignment of proceeds or Liens exist with respect to the proceeds of any such policy. Except as and to the extent set forth on Section 3.23(b) of the Disclosure Schedule, there are no pending claims against such policies.

             Section 3.24 Bank Accounts. Section 3.24 of the Disclosure Schedule sets forth a complete and correct list of (i) the names and locations of all financial institutions at which the Seller maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, (ii) the number or other identification of all such accounts and arrangements and (iii) the names of all persons authorized to draw thereon or have access thereto.

             Section 3.25 Warranties. Section 3.25 of the Disclosure Schedule sets forth a complete and correct list of all material express written warranties with respect to any products or services (including, without limitation, Year 2000 software and computer system compliance, renovation, testing and related services) created, sold, distributed, rendered or licensed by Seller, including warranties in customer contracts; all agreements to provide Year 2000 services containing such warranties, to Seller's knowledge, are specifically identified on Section
3.25 of the Disclosure Schedule. Except as and to the extent set forth on
Section 3.25 of the Disclosure Schedule, there are no material express or implied warranties outstanding with respect to any products or services created, sold, distributed, rendered or licensed by Seller (other than those imposed by applicable law).

             Section 3.26 Proprietary Information of Third Parties. To Seller's knowledge, no third party has claimed that any person employed by or under the control of Seller, including, without limitation, Seller's independent contractors, has (i) violated or may be violating any of the material terms or conditions of his employment, independent contractor, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be improperly utilizing any trade secret or proprietary information or documentation of such third party or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees and to Seller's knowledge, no third party has requested information from Seller which suggests that such a claim might be contemplated. To Seller's knowledge, other than any of the Assigned Agreements which may require consent to assignment by the other party or parties thereto, none of the execution or delivery of this Agreement, or the carrying on of the Business by any officer, director, independent contractor, or employee of Seller, or the conduct of the Business, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any such person is obligated. To Seller's knowledge, no person employed by or under the control of Seller has, in connection with such person's performance of any employment or other services rendered to Seller, employed any material trade secret or any information or documentation proprietary to any former employer, and to Seller's knowledge, no person employed by or under the control of Seller has, in connection with such person's performance of any employment or other services rendered to Seller, violated any material confidentiality obligation which such person may have owed to any third party.

            Section 3.27 Operation of the Business Between December 31, 1997 and the Closing Date. Except as set forth on Sections 3.5 and/or
3.27 of the Disclosure Schedule, during the period from December 31, 1997 to the Closing Date, except as otherwise contemplated by this Agreement or consented to in writing by Buyer:

                   (a) Seller has conducted the Business and its operations only in the ordinary course consistent with past practice and Seller has used its best efforts to preserve the organization of Seller and the Business, the services of the present officers, employees, independent contractors and agents thereof and to continue business relationships with suppliers, customers and clients of Seller and to properly maintain the leased real property Assets; and

                   (b) Seller has not, except in the ordinary course of business consistent with past practice (i) sold or disposed of any of the material properties of Seller; (ii) terminated or materially amended any material contracts, leases or licenses of Seller; (iii) entered into any new material agreement (iv) entered into any employment agreement with any employee or independent contractor agreement with any independent contractor or made any material change in the terms of employment of any employee or independent contractor or increased in any manner the compensation of any of the officers or other employees or independent contractors of Seller, except for such increases which were granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases); (v) adopted, granted, extended or increased the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees of Seller, except increases required by any applicable law, rule or regulation; (vi) made any change in any of the present accounting methods and practices of Seller, except as approved by Buyer; or (vii) entered into or assumed any mortgage, pledge, conditional sale or other title retention agreement, or permitted any material lien, encumbrance or charge to be placed upon any of the Assets (other than liens, encumbrances or charges arising by operation of law).

                   (c) Seller has used its commercially reasonable efforts to keep and maintain all improvements to the real property subject to the Leasehold Interests, machinery and equipment used in the Business in good repair and working order (ordinary wear and tear excepted) in accordance with the past practices of Seller and Seller has duly observed and conformed to all material terms and conditions of the Real Property Leases.

                   (d) Seller has maintained in full force and effect in all material respects all insurance coverage in effect as of December 31, 1997.

                                ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF BUYER

             Buyer represents and warrants to Seller as follows:

             Section 4.1  Organization and Authority of Buyer.

                   (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and corporate authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceeding on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                   (b) This Agreement has been duly executed and delivered by Buyer and constitutes, and, when executed and delivered, each of the other agreements, documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

             Section 4.2 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach or violation of any provision of the certificate of incorporation or by-laws of Buyer; (b) require any filing or registration with, or notice or declaration to, or the obtaining of any permit, license, authorization, consent or approval of, any governmental or regulatory authority; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration, or give rise to any such right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness or guarantee to which Buyer is a party or by which Buyer or any of its assets is subject or by which it may be bound; (d) violate any order, injunction, decree, statute, rule or regulation applicable to Buyer, (e) result in the creation or imposition of any Lien upon any properties, assets or business of Buyer, or (f) violate any existing third party Security Interest, excluding from the foregoing clauses (b),
(c), (d), (e) and (f) such requirements, conflicts, defaults, rights, Liens, or violations which would not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Seller.

             Section 4.3 Assigned Agreements. Buyer acknowledges receipt of copies of all of the Assigned Agreements.

             Section 4.4 Availability of Funds. Buyer currently has sufficient funds and will have at the Closing sufficient immediately available funds, in cash, to pay the Purchase Price, to provide the Business with sufficient working capital and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

             Section 4.5 Certain Fees. Neither Buyer nor any of its affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

                                ARTICLE V

                          POST-CLOSING COVENANTS

            Section 5.1 Consents; Assignment of Certain Contracts. (a) From and after the Closing, each of Seller and Buyer shall cooperate, and use their commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate Seller or Buyer to make any payment to any third party in order to obtain the consent or approval of such third party. Seller and the Seller Shareholders shall be reimbursed by Buyer for any reasonable costs associated with Seller's and the Seller Shareholder's compliance with this Section 5.1(a).

                   (b) From and after the Closing, Seller and Buyer shall promptly file any additional information requested as soon as practicable after receipt of any request for additional information. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings.

                   (c) Anything in this Agreement or any document contemplated hereby or executed in furtherance hereof notwithstanding, neither this Agreement nor any such document shall constitute an agreement to assign any right, title or interest in, to or under any contract, license, lease, commitment, sales order, purchase order, task order or other agreement or any claim or right to any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Seller or Buyer thereunder. Promptly after the Closing, Seller and the Seller Shareholders shall use their best efforts to obtain, and Buyer agrees to cooperate with Seller and the Seller Shareholders in their efforts to obtain, any required consent of any third party to the assignment or transfer of any of the foregoing to Buyer in all cases in which consent is required for assignment or transfer. If such consent is not obtained, Seller, the Seller Shareholders and Buyer shall cooperate in any reasonable arrangements designed to provide to Buyer the benefits thereunder, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against such third party arising out of the cancellation or termination by such third party or otherwise, in each case, at Buyer's sole cost and expense.

             Section 5.2 Public Announcements. It is contemplated that immediately following the execution hereof, Buyer and Seller will issue a press release (the "Press Release") disclosing such action, the language of which shall be mutually agreed by Buyer and Seller. Thereafter, except as otherwise agreed to by the parties, no party shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as in the reasonable judgment of such party may be required by law, in which case Seller and Buyer will consult with each other with respect to the issuance of a report, statement or press release as to the language of any such report, statement or press release.

             Section 5.3 Covenant to Purchase Shares. Subject to applicable law, each of Daniel R. Walsh, Carol A. Anderson and Timothy R. Cyr (i) shall purchase an aggregate of $300,000 worth of shares of Buyer common stock (the "Purchased Shares") on the NASDAQ National Market at such Purchased Shares' then current market value within one hundred and twenty(120) days after the Closing Date, and (ii) agree not to sell, dispose of, hypothecate or otherwise terminate "beneficial ownership" (as such term is defined under the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) of their respective Purchased Shares before the first anniversary of the purchase of the Purchased Shares.

             Section 5.4  Employees; Employee Benefits.

                   (a) (i) On the Closing Date, each person who is an employee or independent contractor of Seller immediately prior to the Closing (the "Affected Employees and Independent Contractors") shall cease to be an employee or independent contractor of Seller, and (ii) for at least a one-month period following the Closing Date, Buyer shall cause the Business to continue to employ each such Affected Employee and Independent Contractor in a position substantially similar to that held with Seller as of the Closing Date and at the same location, with salaries or wages substantially equivalent to those provided as of such date, except for employees or independent contractors who (x) shall be terminated "for cause," (y) voluntarily terminate their employment, or
(z) prior to the Closing were employed for a contractually specified time period and are terminated upon expiration of that time period. Following the Closing Date, Buyer shall, or shall cause the Business to, provide each Affected Employee and Independent Contractor with benefits that are substantially comparable in the aggregate to the benefits provided, in Buyer's sole discretion, to (x) similarly situated employees and independent contractors of Buyer, or (y) each such Affected Employee or Independent Contractor immediately prior to the Closing Date. Except as provided in Section 5.4(b), Buyer, in providing such substantially comparable benefits, shall not be required to provide or maintain any particular plan or benefit which was provided to or maintained for Affected Employees and Independent Contractors prior to the Closing Date. Buyer shall give full credit for all service with Seller or any ERISA Affiliate to the extent that service was recognized under the applicable Plan of Seller or any ERISA Affiliate, to each Affected Employee or Independent Contractor for purposes of eligibility to participate in, vesting or payment of benefits under any employee benefit plan (including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained by Buyer or its subsidiaries (including, without limitation, any vacation pay plan or policy) on or after the Closing Date but not for purposes of benefit accrual. Prior to the Closing, Seller will furnish Buyer with a list of the length of service with Seller or its Affiliates for each of the Affected Employees and Independent Contractors. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any employee welfare benefit plan (including, without limitation, any "employee welfare benefit plan" as defined in Section 3(1) of ERISA), expenses and claims previously recognized for similar purposes under the applicable welfare benefit plan of Seller or any Affiliate for the current plan year shall be credited or recognized under the comparable plan maintained after the Closing Date by Buyer or its subsidiaries for the plan year ending in 1998.

                   (b) After the Closing Date, Buyer shall be responsible for, and shall indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, employees, affiliates and agents and the fiduciaries (including plan administrators) of the Plans, from and against, any and all claims, losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, commissions and vacation entitlements accrued but unpaid as of the Closing Date and post-Closing bonuses due to any Affected Employee or Independent Contractor, (ii) the liabilities assumed by Buyer under this
Section 5.4 or any failure by Buyer to comply with the provisions of this
Section 5.4, (iii) any claims of, or damages or penalties sought by, any Affected Employee or Independent Contractor, or any governmental entity on behalf of or concerning any Affected Employee or Independent Contractor, with respect to any act or failure to act by Buyer to the extent arising as a result of the consummation of the transactions contemplated hereby or from the employment, discharge, layoff or termination of any Affected Employee or Independent Contractor who becomes an employee of Buyer after the Closing Date, and (iv) all Plan obligations and employment relationships in existence on or after the Closing Date which are assumed by Buyer.

                   (c) Notwithstanding anything contained in this Section
5.4 to the contrary, Seller and its Affiliates shall remain responsible for, and shall indemnify and hold harmless Buyer and its respective officers, directors, employees, affiliates and agents from and against any and all claims, losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) and other liabilities relating to or arising out of (i) any plans or obligations thereunder not assumed by Buyer pursuant to this Section 5.4, (ii) coverage of any and all claims for medical, dental or other coverage of Affected Employees or Independent Contractors and their dependents occurring on or prior to the Closing Date and continuing on or after the Closing Date so long as such continuing claim relates to an occurrence prior to the Closing Date within the meaning of the applicable welfare plan of Seller as in effect on the date of this Agreement, (iii) any disability, workers' compensation claims or welfare claims (medical, dental, life and disability insurance claims) for disabled Affected Employees and Independent Contractors and their dependents, and/or for disabled dependents of Affected Employees and Independent Contractors, occurring on or prior to the Closing Date which continue thereafter, and (iv) coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, which commenced on or prior to the Closing Date for the remainder of any required period under such law, except for such coverage the basis for which arises as a result of the consummation of the transactions contemplated hereby.

             Section 5.4  [Reserved]

             Section 5.5  Covenant Not to Compete.

                   (a) In furtherance of the sale to Buyer of the Assets and the Business, Seller shall not, and shall cause its subsidiaries and affiliates not to, and each of the Seller Shareholders shall not, directly or indirectly, through equity ownership or otherwise:

                         (i) compete with Buyer in any geographic location (i.e. within 150 miles of any Buyer location) and in any business in which Buyer, Seller or the Business competes, including, without limitation, the (x) information technology solutions and projects business, (y) contract computer software programming, outsourcing and servicing business, and (z) information technology staff augmentation business, for a period of one (1) year following (A) the termination for Cause (as defined in Section 2(c) of the respective Seller Shareholder's Employment Agreement) by Buyer or its successor of such Seller Shareholder's employment with Buyer or its successor, (B) the willful termination by such Seller Shareholder of the Seller Shareholder's employment with Buyer or its successor as set forth in Section 2(b) of the Seller Shareholder's Employment Agreement, or (C) the termination without Cause (as set forth in Section 2(a) of the Seller Shareholder's Employment Agreement) by Buyer or its successor of such Seller Shareholder's employment with Buyer or its successor upon the payment to the terminated Seller Shareholder of an amount equal to the prior six months salary of such Seller Shareholder; provided, that nothing herein shall be construed to prevent any Seller Shareholder from owning, as an investment, up to 1% of a class of equity securities issued by any competitor of Buyer that is publicly traded;

                   (ii) for a period of one (1) year following (A) the termination for Cause (as defined in Section 2(c) of the respective Seller Shareholder's Employment Agreement) by Buyer or its successor of such Seller Shareholder's employment with Buyer or its successor, (B) the willful termination by such Seller Shareholder of the Seller Shareholder's employment with Buyer or its successor as set forth in Section 2(b) of the Seller Shareholder's Employment Agreement, or (C) the termination without Cause (as set forth in Section 2(a) of the Seller Shareholder's Employment Agreement) by Buyer or its successor of such Seller Shareholder's employment with Buyer or its successor upon the payment to the terminated Seller Shareholder of an amount equal to the prior six months salary of such Seller Shareholder, communicate with or contact any customers of the Business or Buyer for the purpose of soliciting such customers to purchase any goods, products or services of the type being rendered, offered or sold by the Business or Buyer; nor

                         (iii) use or disclose to others any trade secrets or other confidential information, including the names, addresses and any other information relating to the aforesaid customers, and confirm that such information shall constitute exclusive property of Buyer and agrees that any such property shall not be used by Seller or disclosed to other persons or business enterprises for any reason or purpose.

                   (b) The parties intend that the covenant contained in the preceding Section 5.5(a) shall be construed as a series of separate covenants, one for each area of business and country, county and city included within each state and, except for geographic coverage, each such separate covenant shall be deemed identical. The parties agree that the covenants included in this Section 5.5 are, taken as a whole, reasonable in their business scope, geographic scope and duration and no party shall raise any issue of the reasonableness of the scope or duration of the covenants in any proceeding to enforce any such covenants. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section 5.5, then the unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

             Section 5.6 Trademark Registrations, Corporate Names. As of the Closing Date, if any of the Intellectual Property to be transferred to Buyer hereunder is in the process of registration or renewal, or is entitled to be as of the Closing, but has not been, registered with the U.S. Patent and Trademark Office, U.S. Copyright Office, or similar U.S. or foreign patent, trademark or copyright authorities, Seller shall, at the request of Buyer, reasonably assist Buyer in pursuing and securing any and all such registrations in the name of Buyer. Such assistance by Seller shall not include any requirement on Seller to engage in litigation with, or make any payments to, third parties, including (without limitation), governmental agencies and entities.

             Section 5.7 Certain Customers. Buyer and Seller covenant and agree to cooperate in contacting the customers of Seller set forth on
Schedule 3.19(a) hereto after the execution hereof (i) to inform such customers of the transactions proposed hereby, and (ii) to encourage such customers to remain customers of the Business after the Closing. The parties further covenant and agree to promptly notify the other party hereto of their receipt of any written or verbal notice from any such customer of its intention not to continue to be a customer of the Business after the Closing.

             Section 5.8  [Reserved]

             Section 5.9  Real Property Covenants.

            (a) Leases. With regard to all Real Property Leases, Seller agrees to use its best efforts to assign and transfer all of its right, title and interest as tenant under all such Leases. Buyer shall bear the cost of any fees related to such transfer; provided, that Seller and Buyer shall each pay one-half of any transfer taxes applicable thereto. Seller agrees to use its best efforts to obtain and deliver such consents as are required under any Real Property Lease and, if Seller is entitled to obtain an estoppel from the landlord(s) under the terms of the applicable Lease and in a form as is required under such Lease, estoppels from the landlord(s) thereof.

             (b) Adjustment Items. Buyer and Seller covenant and agree that the following items as related to the Business or the Assets shall be adjusted between Buyer and Seller as of the Closing Date: occupancy rents; security deposits and all interest due thereon; personal and intangible property taxes; real estate taxes (except any such taxes related to the transfer of the Leasehold Interests to Buyer); sewer rents and charges; water rents and charges; front foot benefit charges (if applicable); utilities and fuel oil; and all other operating and maintenance charges with respect to each Leasehold Interest (the "Adjustment Items"); provided, that to the extent that any Adjustment
Item is included in the calculation of Tangible Net Worth, such item shall not be subject to this Section 5.9(b). Buyer and Seller covenant and agree (i) to cooperate and use their respective best efforts to promptly establish the net amount of such Adjustment Items and (ii) to pay the net amount of such Adjustment Items to the appropriate party hereto, as the case may be, promptly after the Closing, such payment to be treated by the parties hereto as an adjustment to the Purchase Price for federal, state, local and foreign tax purposes and with appropriate adjustments to the tax basis of the Assets to be made in accordance with
Section 1060 of the Code and the Regulations thereunder. For purposes of apportioning between Buyer and Seller liability for real estate, personal and intangible property taxes for a tax year commencing prior to the Closing Date and concluding subsequent thereto pursuant to this Section 5.9, such taxes shall be apportioned between Buyer and Seller on a per diem basis with respect to such tax year in a manner consistent with
Section 10.2 hereof.

             Section 5.10  Certain Tax Matters.

            (a)   Certain Definitions.  As used in this Agreement:

                         (i) "Pre-Closing Period" means any taxable period which ends on or before the Closing Date.

                         (ii) "Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

            (b) Except as otherwise provided by Section 5.9 hereof, the Seller shall be responsible for the timely payment of, and shall hold harmless Buyer against, all sales (including, without limitation, bulk sales), use, transfer, recording, ad valorem and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. Seller shall further be solely responsible for any federal, state, provincial, local or foreign income or gains tax assessed as the result of the transactions contemplated hereby. The Seller shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), except that Buyer shall be permitted to prepare any such Tax Returns that are the primary responsibility of Buyer under applicable law.

            (c) Each of Buyer and Seller shall provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination and the Seller shall specifically provide Buyer the information necessary for Buyer to satisfy the requirements (if applicable) of Section 41(f)(3)(A) of the Code. Any information obtained pursuant to this Section 5.10(c) or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept strictly confidential by the parties hereto.

            (d) No new tax elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Business or any of the Assets thereof, shall be made after the date of this Agreement without the prior written consent of the Buyer.

            (e) The Seller shall retain all records not included within the books and records related to Taxes or Tax Returns of the Business until such time as the applicable statute of limitations with respect to such Taxes or Tax Returns shall expire.

             (f)   Tax Indemnification.

            (i) Notwithstanding anything in this Agreement to the contrary, and except as provided by Section 5.9 or to the extent reflected in the calculation of the Tangible Net Worth of the Business as of the Closing Date, Seller and the Seller Shareholders shall, jointly and severally, indemnify, defend and hold harmless Buyer and its affiliates, at any time after the Closing, from and against any liability for Taxes of the Seller or the Seller Shareholders for all taxable periods or the Business for the Pre-Closing Period or the portion of the Straddle Period prior to and including the Closing Date (including, without limitation, Transfer Taxes). The indemnity provided for in this Section shall be independent of and in addition to any other indemnity provision of this Agreement and shall not be subject to any monetary limitations or time bars.

            (ii) Notwithstanding anything in this Agreement to the contrary, Buyer shall indemnify, defend and hold harmless Seller and the Seller Shareholders, at any time after the Closing, from and against any liability for Taxes related to the Business (exclusive of Transfer Taxes) accruing subsequent to the Closing Date.

            (iii) If a claim for Taxes shall be made by any taxing authority in writing, which, if successful, might result in an indemnity payment pursuant to this Section 5.10, the party seeking indemnification (the "Tax Indemnified Party") shall promptly notify the other party (the "Tax Indemnifying Party") in writing of such claim (a "Tax Claim") within a reasonably sufficient period of time to allow the Tax Indemnifying Party effectively to contest such Tax Claim, and in reasonable detail to apprise the Tax Indemnifying Party of the nature of the Tax Claim, and provide copies of all correspondence and documents received by it from the relevant taxing authority. Failure to give prompt notice of a Tax Claim hereunder shall not affect the Tax Indemnifying Party's obligation under this Section except to the extent that the Tax Indemnifying Party is prejudiced by such failure to give prompt notice.

            (iv) With respect to any Tax Claim which might result in an indemnity payment to Buyer pursuant to this Section 5.10(f), Seller or the Seller Shareholders shall control all proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may in their sole discretion and at their sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest such Tax Claim. Buyer shall not under any circumstances settle or otherwise compromise any Tax Claim referred to in the preceding sentence without Seller's and the Seller Shareholders' prior written consent; provided, that, if Buyer does so settle or otherwise compromise such a Tax Claim, Seller and the Seller Shareholders shall not indemnify Buyer for any such Taxes. In connection with any proceeding taken in connection with such Tax Claim, (A) Seller and the Seller Shareholders shall keep Buyer informed of all material developments and events relating to such Tax Claim if involving a material liability for Taxes and (B) Buyer shall have the right, at its sole expense, to participate in any such proceedings; provided, that, the final decision with respect to any settlement or compromise of any such Tax Claims shall be that of Seller and the Seller Shareholders. Buyer shall cooperate with Seller and the Seller Shareholders in contesting such Tax Claim, which cooperation shall include, without limitation, the retention and the provision to Seller and the Seller Shareholders of records and information which are reasonably relevant to such Tax Claim, and making employees available to Seller and the Seller Shareholders to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. The Seller Shareholders shall reimburse Buyer for reasonable out-of-pocket expenses incurred by Buyer in providing such assistance to the Seller Shareholders.

            (v) With respect to any Tax Claim not described in Section 5.10(f)(iv) hereof which might result in an indemnity payment to Seller or the Seller Shareholders pursuant hereto, Buyer shall control all proceedings in accordance with provisions that are parallel to those in Section 5.10(f)(iv) hereof.

             (d) Any Indemnification payment made pursuant to this
Section 5.10 shall be treated by the parties hereto as an adjustment to the Purchase Price for federal, state, local and foreign tax purposes and appropriate adjustments to the tax basis of the Assets in accordance with
Section 1060 of the Code and the Regulations shall be made.

             Section 5.11 Allocation of Purchase Price/Tax Filings. Any post-Closing adjustment to the Purchase Price shall be reflected in the final allocation of the Purchase Price among the Assets in the manner required on Internal Revenue Service ("IRS") Form 8594 in compliance with
Section 1060 of the Code and the Regulations thereunder. Buyer and Seller agree to timely file all forms and tax returns required to be filed in connection with such purchase price allocation and to take no position inconsistent with such forms or tax returns. Buyer agrees to permit Seller to have reasonable access to any records required in order for Seller to prepare any tax returns or forms to be filed by Seller after the Closing.

            Section 5.12 Books and Records of Seller. Any books, records, forms and returns of Seller which are not delivered to Buyer hereunder will be preserved by Seller for a period of at least six (6) years following the Closing and Seller will permit Buyer and its authorized representatives to have reasonable access to, and examine and make copies of, all such books, records, forms and returns as reasonably requested by Buyer. All books, records, forms and returns delivered by Seller to Buyer will be preserved by Buyer for a period of at least six (6) years following the Closing and Buyer will permit Seller and its authorized representatives to have reasonable access to, and examine and make copies of, all such books, records, forms and returns as reasonably requested by Seller.

            Section 5.13 Assumed Liabilities. Buyer covenants and agrees to pay any and all of the Assumed Liabilities, subject to the provisions of Section 7.1 hereof.

            Section 5.14 Liquidation of Advanced Computing Techniques, Inc. The Seller Shareholders shall take all measures reasonable necessary to liquidate and dissolve Seller within one year after the entire Escrow Amount shall have been released pursuant to the terms to the Escrow Agreement or the Escrow Agreement shall have otherwise been terminated.

                                ARTICLE VI

                                [RESERVED]

                               ARTICLE VII

            ASSUMPTION OF CERTAIN LIABILITIES AND OBLIGATIONS

             Section 7.1 Assumed Liabilities. Subject to Section 7.2 of this Agreement, Buyer shall assume and be responsible on the Closing Date for only the following liabilities and obligations of Seller (such liabilities and obligations being hereinafter referred to collectively as the "Assumed Liabilities"):

                   (a) all liabilities and obligations reflected in the calculation of Tangible Net Worth as of the Closing Date; and

                   (b) all liabilities, obligations and duties to perform any and all Assigned Agreements and all commitments of any kind entered into by Seller on or prior to the Closing Date in the ordinary course of business consistent with past practice which relate directly to the Business or the Assets; provided, however, that such liabilities shall not include any amount related to Taxes for such period except to the extent included in the determination of the Tangible Net Worth of the Business as of the Closing Date or as otherwise provided in Section 5.9 hereof.

At the Closing, Buyer will deliver to Seller the Undertaking, substantially in the form of Exhibit H hereto, whereby Buyer will assume and agree to pay and discharge the Assumed Liabilities.

             Section 7.2 Non-Assumed Liabilities. (a) Except for the Assumed Liabilities, Buyer does not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement, or of any instrument, paper or document delivered by it pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed or become a successor to, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of Seller (whether absolute, accrued, or contingent, whether filed or asserted prior to or after the Closing Date) all of which, except for the Assumed Liabilities, Seller agrees to pay, satisfy, discharge and perform (the "Excluded Liabilities"). The Excluded Liabilities shall include, without limitation, those liabilities, obligations and contingencies set forth on
Section 7.2 of the Disclosure Schedule.(1)
---------------
1 Excluded Liabilities shall include all accrued self insured health claims occurring prior to the Closing Date; Timothy Cyr Deferred Compensation Agreement and all Shareholder Agreements; any fees due to The Mid-Atlantic Companies, Ltd., Andros, Floyd & Miller, P.C. or any other representative or agent employed by Seller in connection with the transactions contemplated hereby; any contribution accrued by Seller for the benefit of the participants in Seller's profit sharing plan; any common stock or other equity obligations arising under the Maltz III employment agreement; other liabilities may be excluded upon further due diligence and receipt of Disclosure Schedules.


                   (b) Other than with respect to any liabilities reflected in the Tangible Net Worth, Buyer shall have the right to resist, contest, defend against, litigate, compromise and/or otherwise dispose of any and all Assumed Liabilities to such extent and in such manner as Buyer, in its sole discretion, shall deem desirable, advisable and for its best interests, and Buyer shall be deemed to have performed its obligations under and pursuant to such instruments, papers and documents notwithstanding such resistance, contest, defense against, litigation, compromise or other disposition, so long as, and to the extent that, neither Seller, its affiliates nor the Seller Shareholders shall be required to pay, satisfy, discharge or perform any of the Assumed Liabilities.

                  (c) Nothing in this Agreement, nor any instrument, paper or document delivered pursuant hereto, is intended to be construed, or shall be construed, as enlarging or extending in any manner, or to any extent, the period of limitations prescribed by any statute of limitations applicable to any of the Assumed Liabilities, or as enlarging or extending to any extent, or in any manner whatsoever, the rights which any owner, holder or obligee of any of the Assumed Liabilities has had, now has, or hereafter can, shall or may have in respect thereto against Seller, or as rendering valid, or enforceable, against Buyer any of the Assumed Liabilities which, for any reason whatsoever, would not have been valid and enforceable against Seller, its affiliates or the Seller Shareholders, and that any of the Assumed Liabilities which would have been valid or enforceable, against Seller, its affiliates or the Seller Shareholders only partially, conditionally, contingently or to a limited extent, or in a limited manner, shall be valid and enforceable against Buyer to no greater extent, and in no different manner, than the Assumed Liabilities would have been valid and enforceable against Seller, its affiliates or the Seller Shareholders.

                               ARTICLE VIII

                                [RESERVED]

                                ARTICLE IX

               SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

       Section 9.1 Survival of Representations, Warranties and Agreements. The representations and warranties of Seller and Buyer made in this Agreement shall survive the Closing until the first anniversary of the Closing Date (the "Indemnity Period"); provided, that, if a claim for indemnification is made during the Indemnity Period, the representation or warranty that is the subject matter of such claim shall survive until the settlement or satisfaction of such claim. The Indemnity Period shall not apply to damages arising out of a breach of any covenant contained in this Agreement or obligation arising pursuant to Sections 9.2(a)(ii), (a)(iii), (a)(iv), or (a)(v) or Sections 9.3 (a)(ii),
(a)(iii), (a)(iv), or (a)(v) hereof. This Section 9.1 shall not limit any covenant or agreement of the parties which contemplates performance after the Closing, including, without limitation, the covenants and agreements set forth in Sections 5.4, 5.10 and 10.2 hereof.

             Section 9.2  Seller's Agreement to Indemnify.

                   (a) Subject to the terms and conditions set forth herein, from and after the Closing, Seller, or if Seller shall be wound-up and dissolved or shall otherwise cease to exist or shall otherwise fail to satisfy its obligations hereunder, the Seller Shareholders, shall indemnify and hold harmless Buyer and its successors and assigns from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' and accountant's fees and expenses) (collectively "Buyer Damages") asserted against or incurred by Buyer and its successors and assigns as a result of, relating to or arising out of the following:

                  (i) a breach of any representation, warranty, obligation, covenant or agreement contained in this Agreement;

                  (ii) any of the Excluded Assets or the Excluded
      Liabilities or any other liability or obligation of Seller not expressly assumed by Buyer under this Agreement regardless of whether or not such events constitute a breach of a representation or warranty hereunder;

                  (iii) any event, fact or condition relating to or arising from the ownership, control, management or operation of the Business or the Assets or otherwise arising or occurring prior to the Closing Date, regardless of whether or not such events constitute a breach of a representation or warranty hereunder;

                  (iv) any liability or obligation arising as a result of the purchase by Timothy R. Cyr, one of the Seller Shareholders, of the common stock of Buyer during the twelve (12) month period ending on the Closing Date; provided, that, the indemnity obligation created under this paragraph (iv) shall be solely that of Timothy R. Cyr, and

                  (iv) any liability or obligation arising as a result of any claims by Russell E. Malz III with respect to the equity or other securities of (A) Seller or (B) any separate business entity that was to have been formed under certain circumstances as a subsidiary or affiliate of Seller or the Seller Shareholders pursuant to the Memorandum from Carol A. Anderson to Russell E. Malz III, dated March 11, 1997 or any other document with respect to the subject matter thereof provided, that in no case shall the provisions of this Section 9.2 relieve Buyer of its obligations to assume, discharge and pay the Assumed Liabilities.

            (b) In the event of any conflict or inconsistency between any of the provisions this Article IX and any other Article or Section of this Agreement, on the one hand and Section 5.10 on the other hand, the provisions of Section 5.10 will control.

            (c) The Seller Shareholders shall be jointly and severally liable for all Buyer Damages.

             Section 9.3  Buyer's Agreement to Indemnify.

                   (a) Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless Seller and, if Seller shall be wound-up and dissolved or shall otherwise cease to exist, the Seller Shareholders and their respective successors and assigns, from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' and accountant's fees and expenses) (collectively "Seller Damages") asserted against or incurred by Seller or the Seller Shareholders and their respective successors and assigns, as the case may be, as a result of, relating to or arising out of the following:

                   (i) a breach of any representation, warranty, obligation, covenant or agreement contained in this Agreement;

                   (ii) any of the Assets or the Assumed
      Liabilities or any other obligation of Seller expressly assumed by Buyer under this Agreement;

                  (iii) any event, fact or condition relating to or arising from the ownership, control, management or operation of the Business or the Assets or otherwise arising or occurring subsequent to the Closing Date, regardless of whether or not such events constitute a breach of a representation or warranty hereunder;

                  (iv) any liability or obligation for any Taxes attributable to the business, operations, property, payroll or other matters attributable to or involving the Business or the Assets for any taxable year or taxable period (or other portion thereof) beginning on or after the Closing Date; and

                   (v) any liability, fine or penalty imposed upon Seller or the Seller Shareholders for failure to comply with the provisions of the Worker Adjustment and Retraining Act (29 U.S.C. 2101 et seq.); Connecticut General Statutes ss.ss. 31-51(n) and
       (o); the Hart-Scott-Rodino Antitrust Improvements Act; or for compliance with the provisions of Section 5.3 hereof.

            Section 9.4 Procedures for Indemnification. The obligations and liabilities of the Seller with respect to any Buyer's Damages and the obligations and liabilities of the Buyer with respect to any Seller's Damages shall be subject to the following terms and conditions, with the indemnified party designated as the "Indemnitee", the party with the indemnification obligations designated as the "Indemnitor", and the Buyer's Damages or Seller's Damages, as the case may be, designated as the "Indemnified Claim" for the purposes of this Section 9.4:

            (i) As soon as reasonably practicable after Indemnitee receives written notice of any basis for an Indemnified Claim, Indemnitee shall give the Indemnitor written notice of any such Indemnified Claim, which notice shall state the facts giving rise to an alleged basis for the Indemnified Claim and an approximation of the amount of liability under such Indemnified Claim, to the extent known to Indemnitee, and copies of any notice, summons, complaint or other documentation thereof or with respect thereto (the "Indemnification Notice").

            (ii) In the event any action, suit or proceeding is brought against the Indemnitee with respect to an Indemnified Claim, the action, suit or proceeding shall, at the Indemnitor's written election made within fifteen (15) days of the Indemnitor's receipt of written notice of the commencement of such action, suit or proceeding, be defended by the Indemnitor (including all proceedings on appeal or review in connection therewith) at the Indemnitor's expense and liability. Pending the Indemnitor's election hereunder, Indemnitee shall have the right to employ its own counsel to file a request for an extension of time to file an answer, or to file an answer if the Indemnitor fails to have its counsel file an answer within three (3) days prior to the expiration of the period within which an answer must be filed, as such period may be extended, without waiving any of Indemnitee's rights under Article IX. The Indemnitee shall have the right to employ its own counsel, for the duration of such action, suit or proceeding, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless the Indemnitor has not elected within the required time period to defend any such action, suit or proceeding, or unless the actions or inactions of counsel retained by Indemnitor appear reasonably likely to result in a judgment against Indemnitee because of a failure to defend the action in a reasonably prudent manner (the burden to prove same by a preponderance of the evidence to rest with Indemnitee), in which event the Indemnitor shall pay such counsel fees and expenses. The Indemnitee shall be kept fully informed of such action, suit or proceeding at all stages, whether or not it is so represented.

            (iii) If Indemnitor does not assume the defense of any Indemnified Claim in accordance with the terms hereof, Indemnitee may defend against such Indemnified Claim in such manner as it may deem appropriate or may settle or pay such claim, after giving notice of the same to Indemnitor, on such terms as Indemnitee may deem appropriate. If Indemnitor does assume the defense of any Indemnified Claim and, for whatever reason (including, without limitation, Indemnitor's failure to pay any judgment, settlement or attorney's fees with respect thereto) Indemnitor fails to resolve or settle such matter, or if Indemnitee is permitted to retain its own counsel with respect to any Indemnified Claim at Indemnitor's expense, Indemnitee may pay such amounts which Indemnitee may deem appropriate after giving notice of same to Indemnitor. In the event of any such payments by Indemnitee pursuant to this Section 9.4, Indemnitor shall reimburse Indemnitee for the amounts actually so paid by Indemnitee within ten (10) days after Indemnitee's demand therefor.

            (iv) In the event the Indemnitor fails to pay to Indemnitee any of the Indemnitor's obligations to Indemnitee pursuant to this
      Section 9.4, when such payments are due, the amounts of such payments shall accrue interest at the rate per annum equal to one percent (1%) above the so-called variable Prime Rate per annum announced from time to time by The Wall Street Journal (the "Prime Rate") from the due date hereunder (i.e., with respect to amounts actually paid by Indemnitee) through and including the date of such payment by the Indemnitor. The Indemnitor shall be liable to Indemnitee for all reasonable attorneys' fees and expenses incurred by Indemnitee to enforce its rights and remedies under this Section 9.4.

           Section 9.5 Indemnification Threshold. No Indemnitor shall have any obligation to indemnify an Indemnitee unless the aggregate amount of all Indemnified Claims incurred by such Indemnitee, or any affiliate thereof, hereunder is at least Fifty Thousand Dollars ($50,000) in the aggregate
(the "Threshold Amount"). In such event, the Indemnitor shall be obligated to indemnify the Indemnitee for all amounts in excess of the Threshold Amount which are the subject of the Indemnified Claims. The indemnification threshold set forth herein shall have no application for any loss, expenses or damage incurred as a result of the breach by a party to this Agreement of a covenant that requires an action to be taken or an obligation (including a payment obligation) to be met after the Closing.

            Section 9.6 Indemnification Funds. Any Buyer Damages to be indemnified hereunder shall be first satisfied by payment from the Escrow Amount pursuant to the Escrow Agreement and, if the Escrow Amount is insufficient to satisfy such Buyer Damages in full, by the Seller Shareholders, who shall be jointly and severally liable for the entire amount of such Buyer Damages.

             Section 9.7 Settlement of Action. Anything in this Article IX to the contrary notwithstanding, the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne by the indemnifying party without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.

                                ARTICLE X

                              MISCELLANEOUS

             Section 10.1  [Reserved]

             Section 10.2 Property Taxes. Liability for real, personal and intangible property taxes imposed upon Buyer or Seller with respect to the Assets for a tax year commencing prior to the Closing Date and concluding subsequent to the Closing Date shall be apportioned between Buyer and Seller on a per diem basis with respect to such tax year.

             Section 10.3 Fees and Expenses. Whether or not the transactions contemplated herein are consummated pursuant hereto, except as otherwise provided herein, each of Seller, on the one hand, and Buyer, on the other hand, shall pay all fees and expenses incurred by, or on behalf of, such party in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby. Each of Seller, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

             Section 10.4 Further Assurances. From time to time after the Closing Date, at the request of another party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

             Section 10.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) registered or certified mail, postage prepaid, return receipt requested; or (c) overnight delivery service. Notices shall be sent to the appropriate party at its address given below (or at such other address for such party as shall be specified by notice given hereunder):

                   If to the Buyer, to:

                   PRT Group Inc.
                   342 Madison Avenue
                   New York, NY  10173
                   Attention:  Leonard Ciriello, Esq.

                   with a copy to:

                   Skadden, Arps, Slate,
                   Meagher & Flom LLP
                   919 Third Avenue
                   New York, NY 10022-9931
                   Attention:  Mark N. Kaplan, Esq.

                   If to Seller, to:

                   Advanced Computing Techniques, Inc.
                   655 Winding Brook Drive, Suite 202
                   Glastonbury, CT 06033
                   Attention: Daniel R. Walsh

                   with a copy to:

                   Andros, Floyd & Miller, P.C.
                   864 Wethersfield Avenue
                   Hartford, CT 06114-3184
                   Attention: Stephen Miller, Esq.

All such notices, requests, demands, waivers and communications shall be deemed received (i) if delivered personally, upon actual receipt thereof by the addressee, (ii) if delivered by overnight delivery service, on the day after actual delivery thereof to the delivery service, (iii) if delivered by mail, upon receipt of the return receipt.

            Section 10.6 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

             Section 10.7 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and upon the Seller Shareholders, jointly and severally, and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other party hereto, except that Buyer shall have the right to assign this Agreement (and the rights, interests and obligations hereunder) to any subsidiary or affiliate of Buyer without the prior written consent of Seller; provided, that the Buyer shall continue to remain liable to Seller for any amounts or obligation owing to Seller hereunder.

             Section 10.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of Seller and the Seller Shareholders and their respective successors and permitted assigns with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer and its respective successors and permitted assigns with respect to the obligations of Seller or the Seller Shareholders under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim liability, reimbursement, cause of action or other right.

             Section 10.9  Interpretation.

                   (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                   (b) As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                   (c) As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                   (d) As used in this Agreement, any provision referring to the "knowledge" of Seller shall be deemed to include, without limitation, any information known by any of Daniel R. Walsh, Carol A. Anderson or Timothy R. Cyr.

                   (e) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity with respect to, or question of intent or interpretation of, any provision of this Agreement or any document to be executed or delivered hereunder (other than the Disclosure Schedule prepared exclusively by Seller and the Seller Shareholders), such provision shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or document.

             Section 10.10 Jurisdiction and Consent to Service. Without limiting the jurisdiction or venue of any other court, Seller and Buyer
(a) agree that any suit, action or proceeding arising out of or relating to this Agreement may be brought solely in the state or federal courts of New York; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

             Section 10.11 Entire Agreement. This Agreement, the Confidentiality Letters, the Disclosure Schedules, and the Exhibits and other documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

             Section 10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

             Section 10.13 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

             Section 10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

             Section 10.15 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of Seller and Buyer. Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with any term or provision of this Agreement may be waived, with respect to Buyer, by Seller and, with respect to Seller, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. Any condition to a party's obligation hereunder may only be waived in writing by such party.

             Section 10.16 Bulk Sales Laws. Buyer hereby waives compliance with the "bulk sales" provisions of Article 6 of the Uniform Commercial Code as it is in effect in the states where Seller owns Assets to be conveyed to Buyer hereunder and Seller and the Seller Shareholders agree to indemnify Buyer with respect to any non-compliance by Seller with such bulk sales provisions.


             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                               PRT GROUP INC.

                               By: /s/ Gregory S. Mellinger
                               Name: Gregory S. Mellinger
                               Title: Chief Operating Officer


                               ADVANCED COMPUTING TECHNIQUES, INC.

                               By: /s/ Carol A. Anderson
                               Name: Carol A. Anderson
                               Title: Chief Operating Officer


                               THE SELLER SHAREHOLDERS:

                               /s/ Daniel R. Walsh
                               Daniel R. Walsh

                               /s/ Carol A. Anderson
                               Carol A. Anderson

                               /s/ Timothy R. Cyr
                               Timothy R. Cyr